EXHIBIT 5.1
[National Grid plc Letterhead]
19 November 2010
National Grid plc
1-3 Strand
London WC2N 5EH
United Kingdom
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
I am Company Secretary and General Counsel for National Grid plc (the “Company”), a company organized under the laws of England and Wales and have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about 19 November 2010 in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”) of US$ 55,000,000 of deferred compensation obligations (the “Obligations”) of the Company under the National Grid USA Companies’ Deferred Compensation Plan II (the “Plan”).
This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law as in effect on the date hereof.
For the purposes of this opinion I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law, as I have deemed necessary or appropriate for the purposes of this opinion. I have also relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as I consider relevant, I am of the opinion that the Obligations have been duly authorized for issuance and, when the Obligations are issued by the Company pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforcement thereof may be limited by operation of law.
This opinion is given solely in connection with the filing of the Registration Statement. This opinion is strictly limited to matters dealt with herein and does not extend to and is not to be read as extending by implication to any other matter. In giving the foregoing opinion, I have made no investigation of the laws of any country other than England, and my opinion is confined to matters of English law. I further advise that the term “enforceable” as used in this opinion means that the obligations assumed by the relevant party under the relevant document are of the type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.
I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Sincerely,
/s/ Helen Mahy
_____________________________
Helen Mahy
Company Secretary and General Counsel

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